Exhibit 99.3

Investor Contact: Robert LaFleur 407-613-3327 Robert.LaFleur@hgv.com	Media Contact: Erin Pagán 407-613-3771 Erin.Pagan@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations announces stock repurchase program

ORLANDO, Fla. (Nov. 28, 2018) – Hilton Grand Vacations Inc. (NYSE: HGV) announces today its board of directors approved a share repurchase program authorizing the company to purchase up to $200 million of its issued and outstanding common stock.

“Given the positive trajectory of our business and flexibility provided by our new credit facility, we’re pleased to add share repurchases to our capital allocation priorities,” says Mark Wang, president and CEO, Hilton Grand Vacations. “While investing in the growth of our business remains our top priority, we believe we also have the capacity to return capital to our shareholders and still maintain a strong balance sheet.”

The timing and amounts of any repurchases under the program will depend on certain factors, including, but not limited to, market conditions and prices; available funds; and alternative uses of capital. The stock repurchase program may be carried out through open-market purchases, block trades or other transactions. HGV expects to fund the repurchase program through a combination of cash on hand, operating cash flow, receivables funding and bank facilities.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. Words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, however, not all forward-looking statements include these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HGV’s most recent Annual Report on Form 10-K and HGV’s 2018 Quarterly Reports on Form 10-Q, as such information may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and HGV undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

About Hilton Grand Vacations, Inc.

Hilton Grand Vacations Inc. (NYSE: HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 300,000 club members. For more information, visit http://www.hgv.com and www.hiltongrandvacations.com.

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